Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2018 FINANCIAL RESULTS AND BUSINESS RESULTS

•	Announced distribution partner for Melphalan Hydrochloride for Injection (EVOMELA®) to support commercialization in China following NMPA approval in December of 2018
•	Announced NMPA approval of CTAs to conduct confirmatory registration trials for vincristine sulfate LIPOSOME injection (MARQIBO®) and Ibritumomab Tiuxetan (ZEVALIN®)
•	Announced plans to build GMP manufacturing site in Wuxi, China
•	Announced acquisition of ANDA for HBV from Laurus Labs
•	Announced key new hires to support global commercialization efforts

ROCKVILLE, Md. (March 29, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world, today reported financial results for the fourth quarter and year ended December 31, 2018 and provided a review of recent accomplishments and anticipated upcoming milestones.

Wei-Wu He, Ph.D., Executive Chairman of CASI Pharmaceuticals, commented, “The fourth quarter of 2018 capped a successful year for CASI with the NMPA marketing approval of EVOMELA, which is used as a conditioning treatment prior to stem cell transplantation and offers palliative treatment for multiple myeloma patients for whom oral therapy is not appropriate. Our commercialization team is laying the ground work to prepare for its launch in China which we anticipate will commence in mid-2019.”

Dr. He continued, “We kicked off the first quarter of 2019 with the NMPA’s Clinical Trial Application (CTA) approval of confirmatory registration trials for both ZEVALIN, a CD20-directed radiotherapeutic antibody primarily indicated for patients with relapsed or refractory low-grade or follicular B-cell non-Hodgkin’s lymphoma, and MARQIBO, a formulation of vincristine sulfate for the treatment of patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

Chinese patients suffering from these three distinct hematology oncology malignancies currently have limited therapeutic alternatives available to them; we aim to make each of these products broadly accessible for patients and will continue strategically evaluating additional U.S. FDA-approved products that potentially complement our burgeoning hematology oncology portfolio in China. To further that end, we established CASI Pharmaceuticals (Wuxi) Co. Ltd. in order to build a GMP manufacturing plant in Wuxi, China which is scheduled to break ground in 2019. We look forward to advancing our pipeline, including the selected products in our ANDA portfolio, and expect to further expand our pipeline through in-licensing and acquisitions.”

Full Year and Recent Business Highlights

•	Announced exclusive distribution partnership for the distribution of melphalan hydrochloride for injection (EVOMELA) in China – In March 2019, efforts to ramp up EVOMELA’s launch in China prompted the announcement that China Resources Guokang Pharmaceuticals Co., Ltd. (CRGK) will be the Company’s sole distributor in China. The Company will maintain responsibility for direct marketing and sales. EVOMELA will be used in the treatment of multiple myeloma patients in China where there is currently no form of melphalan available to patients. The distribution agreement comes on the heels of the NMPA’s marketing approval for EVOMELA previously announced in December 2018.
•	Announced NPMA marketing approval of EVOMELA – In December 2018, the Company announced the NMPA’s marketing approval of EVOMELA. This is the first of CASI’s pipeline assets to be approved under the NMPA’s priority review guidelines which accelerates approval for medicines that meet certain requirements identified by the Agency. The Company will conduct a post-marketing trial. In the case of EVOMELA, NMPA’s priority review and approval was granted to CASI because there is currently no form of melphalan available in China to treat multiple myeloma patients.
•	Announced NMPA approval of CTAs to conduct confirmatory registration trials for ibritumomab tiuxetan (ZEVALIN) and vincristine sulfate LIPOSOME injection (MARQIBO) – In February and March 2019, the Company announced NMPA approvals of CASI’s clinical trial applications (CTA) to conduct confirmatory registration trials for ZEVALIN and MARQIBO, respectively. ZEVALIN is indicated for relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma and MARQIBO is indicated for Philadelphia chromosome-negative (Ph‒) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies.
•	Announced plans to build GMP manufacturing site in Wuxi, China – In November 2018, the Company announced that it established CASI Pharmaceuticals (Wuxi) Co., Ltd. to build its own GMP manufacturing site in Wuxi, China. The site is strategically located in The Wuxi Huishan Economic Development Zone which is a leading science and technology innovation center in the region. The Company plans to break ground this year.
•	Announced acquisition of an additional HBV ANDA from Laurus Labs to build HBV therapeutic specialty – In October 2018, CASI announced that it acquired tenofovir disoproxil fumarate (TDF) which is indicated for the treatment of hepatitis B virus (HBV).

•	Announced key new hires for China and U.S. operations – In 2018, the Company announced key new hires to both CASI locations in Beijing, China and Rockville, MD, U.S.A. in order to support the Company as it continues to grow and commercialize. In September the Company appointed George Chi, CPA, CFA, as CASI’s Chief Financial Officer, and in October, the Company appointed Larry Zhang as President of CASI (Beijing) Pharmaceuticals Co., Ltd., the Company’s operating subsidiary in China.

Fourth Quarter and Full Year 2018 Financial Highlights

R&D Expenses:

Research and development (R&D) expenses for the year ended December 31, 2018 were $8.5 million compared to $7.6 million in 2017, an increase of $0.9 million. The increase in 2018 reflects a $1.1 million increase in regulatory related services, primarily associated with our acquired ANDAs in 2018; a $1.3 million increase in amortization expense due to ANDAs acquired in 2018; and a $1.0 million increase in personnel costs due to new employees hired in 2018, offset by $2.7 million in higher costs associated with the quality testing phase of the NMPA regulatory review of ZEVALIN and EVOMELA in 2017.

R&D expenses for the quarter ended December 31, 2018 were $3.3 million compared to $3.8 million in 2017, a decrease of $0.5 million. The decrease in R&D expenses primarily reflects $2.3 million in higher costs associated with the quality testing phase of the NMPA regulatory review of ZEVALIN and EVOMELA in 2017, offset by $0.8 million higher regulatory services associated with our acquired ANDAs in 2018, $0.5 million more of personnel costs, and $0.4 million amortization expense associated with our ANDAs acquired in 2018.

G&A Expenses:

General and administrative (G&A) expenses for the year ended December 31, 2018 were $18.0 million compared to $3.2 million in 2017. The increase of $14.8 million in G&A over the prior year primarily reflects an increase of $5.0 million in non-cash stock compensation expense largely attributed to stock options issued to the Company’s Executive Chairman, an increase in salary, benefits and recruitment expense in China, primarily related to sales and marketing efforts to prepare for the anticipated launch of the Company’s first commercial product in China, as well as other G&A functions. There were also increased costs associated with business development related to exploratory acquisition activities, investor and public relations activities, and an increase in legal and other professional services fees during 2018.

G&A expenses for the quarter ended December 31, 2018 were $5.8 million compared to $1.2 million in 2017. The increase in G&A over the prior period primarily reflects the increase in non-cash stock compensation expense of $2.0 million, an increase in personnel costs, primarily in China, and increases in consulting and professional services fees during the 2018 period.

Net Loss:

The net loss for the year ended December 31, 2018 was ($27.5 million), or ($0.32) per share, compared with a net loss of ($10.8 million) or ($0.18) per share in 2017. The larger net loss for both periods is primarily due to the non-cash stock-based compensation expense for stock options issued during 2018, costs associated with the technology transfer activities and regulatory support for our ANDA portfolio, the write-off of approximately $0.7 million in January 2018 due to acquired in-process R&D primarily related to ANDAs not approved by the FDA, and increased costs associated with G&A functions, including employment costs for sales and marketing efforts, increased business development related to exploratory acquisition efforts and investor relations activities, higher professional service fees, and administrative fees associated with the Company’s September 2018 financing.

The Company reported a net loss of ($9.3 million), or ($0.1) per share, for the quarter ended December 31, 2018. This compares with a net loss of ($5.0 million), or ($0.08) per share for the fourth quarter of 2017. The increase in net loss is primarily due to increases in non-cash stock compensation expense, personnel costs, and consulting and professional fees during the 2018 period compared to the 2017 period.

As of December 31, 2018, CASI had cash and cash equivalents of approximately $84.2 million.

Further information regarding the Company, including its Annual Report on Form 10-K for the year ended December 31, 2018, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S. pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs for China regional rights in-licensed from Spectrum Pharmaceuticals, Inc. (and recently transferred to Acrotech Biopharma LLC). Melphalan Hydrochloride for injection (EVOMELA) has received marketing approval from NMPA and the CTAs for ibritumomab tiuxetan (ZEVALIN) and vincristine sulfate LIPOSOME injection (MARQIBO) have been approved by NMPA. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval from Sandoz, and an HBV ANDA from Laurus Labs. CASI has offices in Rockville, Maryland and has a wholly owned subsidiary in Beijing, China through which substantially all of our operations are conducted. More information on CASI is available at www.casipharmaceuticals.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the National Medical Products Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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(Financial Table Follows)

  CASI Pharmaceuticals, Inc.

SUMMARY OF OPERATING RESULTS

Three Months Ended December 31,

	2018	2017
Total revenues	$-	$-

Research and development	$3,274,452	$3,847,499

General and administrative	$5,746,800	$1,194,675

Net loss	$(9,264,563)	$(5,047,915)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.10)	$(0.08)

Weighted average number of shares outstanding (basic and diluted)	94,454,064	65,423,270

Twelve Months Ended December 31,

	2018	2017
Total revenues	$-	$-

Research and development	$8,507,377	$7,595,182

General and administrative	$17,997,069	$3,156,138

Acquired in-process research and development	$686,998	$-

Net loss	$(27,471,568)	$(10,770,202)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.32)	$(0.18)

Weighted average number of shares outstanding (basic and diluted)	84,752,152	61,513,988

Cash and cash equivalents	$84,204,809	$43,489,935

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